Exhibit 10.27

THIRD AMENDMENT TO THE

BIOFORM MEDICAL 2007 EQUITY INCENTIVE PLAN

This Third Amendment (the “Amendment”) to the BioForm Medical, Inc. 2007 Equity Incentive Plan (the “2007 Plan”), approved by the compensation committee of the board of directors of BioForm Medical, Inc. (the “Company”) on December 9, 2010 amends the 2007 Plan, effective as of December 9, 2010 as follows:

1. By adding a new Section 14(e):

(e) Termination of Relationship as a Service Provider Following a Change in Control. Notwithstanding anything in the Plan or in an Award to the contrary, if, following a Change in Control, a Participant’s status as a Service Provider is terminated by the Company (or the surviving entity following the Change in Control) Within the Specified Time (as defined below) other than for Cause or the Participant voluntarily terminates as a result of a Constructive Termination, then, provided the Participant executes and does not revoke a general release of claims in favor of the Company (or the surviving entity following a Change in Control), in a form provided by the Company or the surviving entity following a Change in Control, the vesting of all then unvested Shares subject to the Participant’s Option shall accelerate and become vested and exercisable as of the date of termination. For purposes of this Section 14(e), “Cause” means (i) a material act of dishonesty made by the Participant in connection with the Participant’s responsibilities as a Service Provider that leads to material harm to the Company, (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony, (iii) an act by the Participant which constitutes gross misconduct or fraud and which is materially injurious to the Company, or (iv) the Participant’s continued, substantial violations of the Participant’s duties as a Service Provider after the Participant has received a written demand for performance from the Company, which specifically sets forth the factual basis for the Company’s belief that the Participant has not substantially performed his or her duties. For purposes of this Section 14(e), “Constructive Termination” means a resignation by the Participant of the Participant’s position as a Service Provider within ninety (90) days following the occurrence of any of the following events: (i) without the Participant’s written consent, a significant and material reduction of the Participant’s duties or responsibilities relative to the Participant’s duties or responsibilities in effect immediately prior to such reduction (provided, however, that a reduction in duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change in Control but is not made the Chief Executive Officer of the acquiring corporation) shall not constitute a “Constructive Termination”) or (ii) without the Participant’s written consent, the relocation of the Participant to a facility or location more than thirty-five (35) miles from the Participant’s then present workplace location. For purposes of this Section 14(e), “Within the Specified Time” means, for options granted prior to December 31, 2009, “at any time following the Change in Control,” and for options granted on or after January 1, 2010, “on or before the 12 month anniversary of the Change of Control.”

IN WITNESS WHEREOF, this Third Amendment is executed this 29th of December, 2009.

BIOFORM MEDICAL, INC.

/s/ Steve Basta
Steve Basta